Exhibit 99.1


                      Edgewater Technology, Inc.
            Reports Second Quarter 2003 Financial Results


    WAKEFIELD, Mass.--(BUSINESS WIRE)--July 23, 2003--

Sequential Revenue Growth of 19% and Year-Over-Year Growth of 28%

    Custom development and system integration consulting firm, Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com,
"Edgewater Technology" or the "Company") today announced financial results for the second quarter ended June 30, 2003.

    Second Quarter Results

    Actual financial results and utilization for the June 30, 2003 quarter were as follows:

    -- Revenue increased 19% to $6.2 million, compared to $5.2 million in the first quarter of 2003 and increased 28%, compared to revenue of $4.8 million during the second quarter of 2002;

    -- Gross profit increased to $2.9 million, compared to $2.3 million in the first quarter of 2003 and $1.9 million for the second quarter of 2002;

    -- Gross profit margin increased to 48%, compared to 45% in the first quarter of 2003 and 40% for the second quarter of 2002;

    -- Utilization was the highest it has been in twelve quarters, improving to 83% for the second quarter, compared to 77% during the first quarter of 2003 and 70% for the second quarter of 2002;

    -- Net income from continuing operations was $0.2 million, or $0.01 per share, compared to net income from continuing operations of $0.07 million, or $0.01 per share for the first quarter and a net loss from continuing operations during the second quarter 2002 of ($0.6) million or ($0.05) per share;

    --  Positive cash flow from operating activities.

    First Six Months of 2003

    Actual financial results and utilization for the first six months of 2003 were as follows:

    -- Revenue increased 21% to $11.3 million, compared to $9.4 million during the first six months of 2002;

    -- Gross profit increased to $5.3 million, compared to $3.1 million during the first six months of 2002;

    -- Gross profit margin increased to 46%, compared to 33% during the first six months of 2002;

    -- Utilization improved to 80%, compared to 64% during the first six months of 2002;

    -- Net income from continuing operations was $0.2 million, or $0.02 per share, compared to a net loss from continuing operations for the first six months of 2002 totaling ($2.0) million, or ($0.18) per share.

    "We are pleased that our key metrics of revenue, gross profit margins, operating income and utilization continued to climb for the third consecutive quarter," said Shirley Singleton, President and CEO of Edgewater Technology. "Although the economic climate remains challenging, Edgewater Technology's strategy of focusing on the middle market and key vertical industries coupled with strong fiscal management continue to contribute to our improving metrics. Due to traditional seasonality, we are anticipating a flat to slight increase in revenue during the third quarter of 2003 and are cautiously optimistic for the remainder of the year."

    Conference Call

    Edgewater Technology will host a conference call today, Wednesday, July 23, at 10:00 a.m. (EST) to discuss the Company's quarterly results. To listen to the live call via the Internet, you can participate by logging onto the Web cast at www.edgewater.com - Investor Relations section or you can dial 800-915-4836 approximately 15 minutes prior to start of the call. A replay of the call can be accessed via www.edgewater.com - Investor Relations section or by dialing 800-428-6051 (passcode 299307) from 12:00 a.m. EST Wednesday, July 23 through 11:59 p.m. EST Monday, July 28.

    About Edgewater Technology

    Founded in 1992, Edgewater Technology, Inc. is an award-winning technical consulting firm that specializes in custom software development and systems integration services primarily to middle-market companies and divisions of large Global 2000 companies. Headquartered in Wakefield, Massachusetts, the company has taken a partnership approach with its clients, targeting strategic, mission-critical applications. Edgewater Technology services its client base by leveraging a combination of leading-edge technologies and proven reengineering techniques provided by its network of national solutions centers strategically positioned across the United States. For further information, visit www.edgewater.com or call 781-246-3343.
    Selected Financial Data:



                      EDGEWATER TECHNOLOGY, INC.
                       Statements of Operation
               (In thousands, except per share amounts)
                             (Unaudited)

                                   Three Months      Six Months Ended
                                       Ended
                                     June 30,            June 30,
                                    2003    2002       2003      2002
                                  ------- -------   -------- ---------

   Service revenues               $6,158   4,811    $11,347    $9,393
   Cost of services                3,219   2,873      6,087     6,278
                                  ------- -------   -------- ---------
             Gross profit          2,939   1,938      5,260     3,115

   Selling, general and
    administrative                 2,539   2,481      4,674     4,699
   Depreciation and amortization
    expense                          223     242        427       532
   Restructuring                       -       -          -       349
                                  ------- -------   -------- ---------
       Operating income (loss)       177    (785)       159    (2,465)

   Interest income and other, net     96     208        229       428
                                  ------- -------   -------- ---------
   Income (loss) before income
    taxes                            273    (577)       388    (2,037)

   Income tax provision              109       -        155         -
                                  ------- -------   -------- ---------
    Net income (loss) from
      continuing operations          164    (577)       233    (2,037)

    Change in accounting principle     -       -          -   (12,451)
                                  ------- -------   -------- ---------

    Net income (loss)               $164   ($577)      $233  ($14,488)
                                  ======= =======   ======== =========

   BASIC AND DILUTED EARNINGS PER SHARE
    From continuing operations     $0.01  ($0.05)     $0.02    ($0.18)
    Net income (loss)              $0.01  ($0.05)     $0.02    ($1.25)

   Weighted Average Shares
    Outstanding - Basic           11,365  11,616     11,416    11,612
   Weighted Average Shares
    Outstanding - Diluted         11,554  11,616     11,553    11,612


                                   EDGEWATER TECHNOLOGY, INC.
                                Summary Balance Sheet Information
                                         (In thousands)
                                                    June    December
                                                      30,        31,
                                                     2003       2002
                                                  (Unaudited)
                                                 ------------ --------
Assets
-------------------------------------------------
Cash and marketable securities                       $42,288  $46,782
Accounts receivable, net                               4,157    2,647
Fixed assets, net                                      1,567    1,606
Deferred tax asset, net                               22,397   22,884
Intangible assets, net                                13,373   11,614
Prepaid expenses and Other assets                        732      960
                                                 ------------ --------
Total Assets                                         $84,514  $86,493
                                                 ============ ========

Liabilities and Equity
-------------------------------------------------
Accounts payable & Accrued liabilities                $2,862   $4,334
Accrued payroll & related liabilities                  1,145      882
Other liabilities                                        186      240
Stockholders' Equity                                  80,321   81,037
                                                 ------------ --------
Total Liabilities & Stockholders' Equity             $84,514  $86,493
                                                 ============ ========

Shares Outstanding                                    11,382   11,485


    This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to our revenue, gross margins, operating income, utilization and improving metrics. The forward looking statements included in the Press Release relate to future events or our future financial conditions or performance. Words such as "continue," "remain," "anticipating," "focusing," "are" or the negative thereof or variations thereon and similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) changes in industry trends, such as decline in the demand for custom development and system integration services and/or spending delays with existing information technology services projects; (2) failure to obtain new customers or retain significant existing customers; (3) loss of key executives; (4) general economic and business conditions (whether foreign, national, state or local) which include but are not limited to changes in interest or currency exchange rates and the overall demand for information technology services and/or spending delays for existing information technology services; (5) failure of the general economy or IT services spending to rebound or otherwise improve; (6) inability to integrate entities acquired by acquisition quickly and effectively into the Company or its subsidiaries; (7) lack of available growth opportunities; (8) the inability to maintain, sustain or grow revenues; (9)failure of middle-market companies to spend amounts on IT projects, whether short-term or long-term; and
(10) any changes in ownership of the Company or otherwise that would result in a limitation on the use of the net operating loss carry forward under applicable tax laws. Actual events or results may differ materially from those discussed, contemplated, forecasted, estimated, anticipated, planned or implied in the forward-looking statements as a result of the various factors described above and those further set forth under the heading "Business- Factors Affecting Finances, Business Prospects and Stock Volatility" in the Company's Form 10-K filed with the Securities and Exchange Commission on March 28, 2003.


    CONTACT: Edgewater Technology
             Kevin R. Rhodes
             Barbara Warren-Sica
             781-246-3343